EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE CHARTER

OF

TENNESSEE COMMERCE BANCORP, INC.

Pursuant to the provisions of Section 48-20-101 and 48-20-102 of Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its charter:

1.             The name of the corporation is TENNESSEE COMMERCE BANCORP, INC.

2.             The text of each amendment adopted is:  The first paragraph of Article 2 of the charter is amended to read as follows:

Stock.  The maximum number of shares which the Corporation shall have authority to issue is ten million (10,000,0000) shares of voting common stock having $0.50 par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution.  There shall be no preemptive rights for holders of common stock.

3.             The corporation is a for-profit corporation.

4.             The amendment was adopted at a meeting of the directors on May 3, 2006, and at a meeting of the shareholders on May 3, 2006.

5.             The amendment will become effective upon its filing with the Secretary of State.

Date: May 22, 2006

TENNESSEE COMMERCE BANCORP, INC.

	By:	/s/ H. Lamar Cox

	Title:	Secretary